UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2016

FLEXTRONICS INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Changi South Lane, Singapore	486123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6876-9899

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On June 20, 2016, Jonathan S. Hoak notified Flextronics International Ltd. (the “Company”), that he intends to retire from his current role of Executive Vice President and General Counsel of the Company effective June 30, 2016.  Effective July 1, 2016, Mr. Hoak has agreed to provide transitional services through June 30, 2017 (the “Separation Date”).

In anticipation of such transitional services, Flextronics International USA, Inc., a subsidiary of the Company, and Mr. Hoak entered into a Separation Agreement and Release (the “Agreement”).  Pursuant to the Agreement, and in consideration for a general release, Mr. Hoak will receive the following from the Company: (1) a payment of Mr. Hoak’s quarterly bonus based on actual results for the Company’s first quarter of fiscal year 2017; (2) continued vesting and payout of restricted share units, performance share units and the long-term, performance-based cash incentive that are scheduled to vest or be paid (in accordance with actual performance) on or before the Separation Date; (3) a separation payment of $1,050,000, to be paid on March 15, 2017; and (4) a payment of approximately $24,000 in connection with 18 months of COBRA insurance premiums to be paid on December 30, 2016.  All of Mr. Hoak’s unvested restricted share units, performance share units and long-term, performance-based cash incentives which do not vest on or prior to the Separation Date will terminate as of his Separation Date, and except as described above, Mr. Hoak will not be eligible for an annual incentive bonus for fiscal 2017.

A copy of the Hoak Agreement will be filed when required pursuant to Item 601 of Regulation S-K, and is expected to be filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended July 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date:	June 20, 2016	By:	/s/ David P. Bennett
		Name:	David P. Bennett
		Title:	Chief Accounting Officer